Exhibit 99.1

SWIFT ENERGY COMPANY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information and explanatory notes (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for Swift Energy Company together with its consolidated subsidiaries (“Swift Energy,” the “Company,” “we,” “us” or “our”). The historical data provided as of December 31, 2016 and for the periods from January 1, 2016 through April 22, 2016 (predecessor) and April 23, 2016 through December 31, 2016 (successor), are derived from the Company’s audited consolidated financial statements.

The Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and notes included in our Annual Report on Form 10-K for the periods from January 1, 2016 through April 22, 2016 (predecessor) and April 23, 2016 through December 31, 2016 (successor).

The Pro Forma Financial Information has been prepared giving effect to the adjustments described below as if the transactions and related events (the “Reorganization”) had occurred on January 1, 2016. Each of these adjustments is described in further detail below and within the notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations. In addition, our historical predecessor financial statements prior to April 22, 2016 (the “Effective Date”) are not comparable to our financial statements after that date due primarily to the effects of our Chapter 11 Plan of Reorganization of Swift Energy Company and its Debtor Affiliates (the “Plan”) and the adoption and application of relevant guidance provided in accounting principles generally accepted in the United States of America (“U.S. GAAP”) with respect to entities that have emerged from bankruptcy proceedings (“Fresh Start Accounting”).

Background

On December 31, 2015, we and eight of our U.S. subsidiaries (the “Chapter 11 Subsidiaries”) filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware under the caption In re Swift Energy Company, et al (Case No. 15-12670). The Company and the Chapter 11 Subsidiaries received bankruptcy court confirmation of their joint plan of reorganization (the "Plan") on March 31, 2016, and subsequently emerged from bankruptcy on April 22, 2016.

Effects of the Plan Adjustments

The Plan Adjustments column of the Pro Forma Financial Information gives effect to the transactions occurring upon consummation of the Plan as if the Plan were consummated on January 1, 2016, as follows:

•
eliminate reorganization expenses and net gains from fresh start adjustments. Reorganization expenses subsequent to April 22, 2016 were not eliminated on the assumption that the Company still would have incurred the same level of post emergence costs;

•
eliminate interest expense on the Debtor-in-Possession Credit Facility (“DIP Credit Facility”) converted to equity in the Reorganization, eliminate the write-off of debt issuance cost on the Prior First Lien Credit facility, include additional debt issuance costs amortization pertaining to the New Credit Facility beginning on January 1, 2016 and include additional interest expense that would have been incurred if the terms of the New Credit Facility were applied to the computation of interest on the outstanding line of credit balances from January 1, 2016 through April 22, 2016.

•
recomputed depletion based on what the estimated depletable base would have been at the beginning of 2016 if Fresh Start Accounting adjustments to the oil and gas property accounts had occurred on January 1, 2016 and the assumptions of reserve quantities and future development costs had included undeveloped reserves that we added to our reserve base after emergence from bankruptcy. These adjustments were based on the April 22, 2016 fair value calculations and adjusted for production and asset dispositions that occurred between January 1, 2016 and April 22, 2016. If the valuation study and post bankruptcy reserve adjustments had actually been recorded at January 1, 2016 it is possible the depletable base would have been materially different from this pro forma estimate.

•	historical impairment charges resulting from the full cost accounting ceiling write-downs were not adjusted because they were unrelated to the Reorganization.

Fresh Start Adjustments

We adopted Fresh Start Accounting on the Effective Date in connection with our emergence from bankruptcy. As more fully described in our annual report on Form 10-K for the periods from January 1, 2016 through April 22, 2016 (predecessor) and April 23, 2016 through December 31, 2016 (successor), we estimated our reorganization value to be $615 million on the Effective Date. Reorganization value represents the fair value of an entity’s total assets prior to the consideration of liabilities and is intended to approximate the amount a willing buyer would pay for the assets immediately before a restructuring. The reorganization value, which was derived from our enterprise value, was allocated to our individual assets based on their estimated fair values. Enterprise value represents the estimated fair value of an entity’s long term debt and shareholders’ equity. Our enterprise value, as approved by the Bankruptcy Court in support of the Plan, was estimated to be within a range of $460 million to $800 million. Based on the estimates and assumptions used in determining the enterprise value, we estimated our enterprise value to be approximately $474 million. This valuation analysis was prepared using reserve information, development schedules, other financial information and financial projections and applying standard valuation techniques, including risked net asset value analysis and public comparable company analyses.

The Fresh Start Adjustments column of the Pro Forma Financial Information gives effect to the Fresh Start Accounting adjustments as if the adoption of Fresh Start Accounting had occurred on January 1, 2016. Had we actually adopted Fresh Start Accounting on January 1, 2016, the resulting enterprise and reorganization values may be materially different than the amounts described above and assumed herein for purpose of presentation throughout the Pro Forma Financial Information.

As described above, we adopted and applied Fresh Start Accounting and allocated the reorganization value to our assets based on a valuation that was prepared as of the Effective Date. For purposes of the Pro Forma Financial Information, we have assumed this reorganization value and its critical underlying assumptions as of January 1, 2016. Further, preparation of an actual valuation with assumptions and economic data as of January 1, 2016 would result in enterprise and reorganization values that may be materially different. Preparation of such a valuation as of that date is neither practicable nor feasible. We also believe that such a valuation would not provide any meaningful informational benefit with respect to the Pro Forma Financial Information as the intent of the Pro Forma Financial Information is to illustrate the effects of our actual Reorganization based on the underlying economic factors in effect at the Effective Date.

Pro Forma Condensed Consolidated Statements of Operations
Swift Energy Company and Subsidiaries (in thousands, expect per-share amounts)

							For the Year Ended December 31, 2016
			Pro Forma Adjustments
	Historical Predecessor	Historical Successor	Reorganization Adjustments		Fresh Start Adjustments		Pro Forma Condensed Consolidated
Revenues:
Oil and gas sales	$43,027	$121,386	$—		$—		$164,413
Price-risk management and other, net	(245)	(19,849)	—		—		(20,094)
Total Revenues	42,782	101,537	—		—		144,319

Costs and Expenses:
General and administrative, net	9,245	22,538	—		—		31,783
Depreciation, depletion, and amortization	20,439	36,436	(814)	(a)	—		56,061
Accretion of asset retirement obligation	1,610	2,878	—		—		4,488
Lease operating costs	14,933	25,777	—		—		40,710
Transportation and gas processing	6,090	13,038	—		—		19,128
Severance and other taxes	3,917	6,713	—		—		10,630
Interest expense, net	13,347	15,310	(4,855)	(b)	—		23,802
Write-down of oil and gas properties	77,732	133,496	—		—		211,228
Reorganization items, net	(956,142)	1,639	733,630	(c)	222,512	(d)	1,639
Total Costs and Expenses	(808,829)	257,825	727,961		222,512		399,469

Income (Loss) Before Income Taxes	851,611	(156,288)	(727,961)		(222,512)		(255,150)

Income Taxes	—	—	—		—		—

Net Income (Loss)	$851,611	$(156,288)	$(727,961)		$(222,512)		$(255,150)

Per Share Amounts-

Basic: Net Income (Loss)	$19.06	$(15.61)					$(25.48)

Diluted: Net Income (Loss)	$18.64	$(15.61)					$(25.48)

Weighted Average Shares Outstanding - Basic	44,692	10,013					10,013	(e)

Weighted Average Shares Outstanding - Diluted	45,697	10,013					10,013	(e)

SWIFT ENERGY COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1. Basis of Presentation

The accompanying unaudited pro forma condensed consolidated statement of operations and explanatory notes present the statement of operations of Swift Energy Company assuming the Reorganization had occurred on January 1, 2016.

The unaudited pro forma condensed consolidated statement of operations is presented for illustrative purposes only and does not purport to represent what the results of operations of the Company would have been had the Reorganization occurred on January 1, 2016, or to project the results of operations of the Company for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The pro forma adjustments are directly attributable to the Reorganization and are expected to have a continuing impact on the results of operations of the Company. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma consolidated statement of operations have been made.

The following are descriptions of the columns included in the accompanying unaudited pro forma condensed consolidated statement of operations:

Predecessor - Represents the historical condensed consolidated statement of operations of the Company for the period from January 1, 2016 through April 22, 2016, the effective date of the Reorganization.

Successor - Represents the historical condensed consolidated statement of operations of the Company for the post Reorganization period from April 23, 2016 through December 31, 2016.

Pro Forma Adjustments - Represents the required adjustments to the condensed consolidated statement of operations for the periods from January 1, 2016 through April 22, 2016 (predecessor) and April 23, 2016 through December 31, 2016 (successor), assuming the Reorganization occurred on January 1, 2016.

2. Pro Forma Adjustments

Reorganization Adjustments

(a)    Adjustment represents a decrease in depletion expense based on changes to the depletable base of oil and gas properties assuming fair value adjustments had occurred on January 1, 2016 and reserve assumptions for undeveloped reserves additions made after emergence from bankruptcy were applied to the depletion computations beginning with the first quarter of 2016.

(b)    Adjustment to decrease interest expense to eliminate interest expense on the DIP credit facility and write-off of capitalized debt issuance costs associated with the Prior First Lien Credit Facility recorded in the predecessor period, partially offset by additional interest that would have been incurred if the terms of the New Credit Facility were applied to the interest calculated on the Company's outstanding line of credit balances between January 1, 2016 and April 22, 2016 and additional amortization of debt issuance costs on the New Credit Facility beginning on January 1, 2016. The pro forma adjustment to interest expense is comprised of the following (in thousands):

Twelve Months Ended December 31, 2016
DIP interest expense	$(6,420)
Prior First Lien Credit Facility debt issuance cost	(3,254)
Amortization of New Credit Facility debt issuance costs	726
Pro Forma interest expense adjustment for New Credit Facility	4,093
Pro forma adjustment to interest expense	$(4,855)

(c)    Adjustment represents the elimination of the gain on settlement of reorganization as part of our emergence from bankruptcy on April 22, 2016. The adjustment is compromised of the following (in thousands):

Period from January 1, 2016 through April 22, 2016
Gain on settlement of liabilities subject to compromise	$(863,938)
Fair value of equity issued in excess of DIP principal	67,329
Reorganization legal and professional fees and expenses	25,573
Fair value of equity issued to DIP lenders for backstop fee	16,082
Other reorganization items	21,324
Pro forma adjustment to gain on reorganization items, net	$(733,630)

Fresh Start Adjustments

(d)    Adjustment represents the elimination of the gain on fresh start adjustments as part of our emergence from bankruptcy on April 22, 2016. The adjustment is comprised of the following (in thousands):

Period from January 1, 2016 through April 22, 2016
Fresh start adjustment on property and equipment, net	$(227,493)
Fresh start adjustment to other long-term assets	798
Fresh start adjustment to accounts payable and accrued liabilities	(885)
Fresh start adjustment to asset retirement obligations	6,101
Fresh start adjustment to other long-term liabilities	(1,033)
Pro forma adjustment to gain on fresh start adjustments, net	$(222,512)

(e)    All of our preferred stock and common stock authorized and outstanding prior to the Effective Date was canceled, extinguished and discharged upon emergence from bankruptcy. We issued 10,000,000 shares of New Common Stock in connection with the Plan.